Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727
Dave Urban, vice president, director of investor relations 414 765-7853

 MARSHALL & ILSLEY CORPORATION SELECTED TO PARTICIPATE

IN U.S. TREASURY CAPITAL PURCHASE PROGRAM

Application conditioned on approval by M&I board of directors

Milwaukee, Wis. – October 28, 2008 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program (CPP), a program designed to infuse capital into the nation’s healthiest and strongest banks.   Participation is specifically conditioned on the approval of the investment by the Marshall & Ilsley Corporation board of directors and is subject to standard terms and conditions.

M&I has been approved for approximately $1.7 billion in capital.  This capital would raise M&I’s already well-capitalized Tier 1 and Total Capital ratio levels at September 30, 2008 from 7.9 percent to 10.9 percent, and from 11.8 percent to 14.8 percent, respectively.  The preferred stock will carry a 5 percent coupon for 5 years, and 9 percent thereafter.

“Being chosen by the Treasury Department underscores M&I’s strength as a financial institution,” said Mark Furlong, president and CEO, Marshall & Ilsley Corporation. “Although

M&I is already one of the best-capitalized and most stable banks in the nation, the additional $1.7 billion in capital will enable us to further increase our already substantial lending activity to invest in the needs of our current and future customers across all of our markets.  It also enables us to more quickly return to our strategic growth plan for the benefit of our customers, employees, shareholders, and our communities.”

Secretary of the Treasury Henry Paulson, in a speech on October 20, 2008, reiterated that the Capital Purchase Program is a positive one, particularly for financial institutions that have maintained a position of strength during the current economic downturn.  Paulson said, “This program is designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well."

About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $63.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 52 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 31 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 24 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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